EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
of Composite Technology Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3, of Composite Technology Corporation of our report dated May 25, 2006 with respect to the Consolidated Balance Sheet of EU Energy Plc as of March 31, 2004, March 31, 2005, and March 31, 2006, Consolidated Statement of Operations of EU Energy Plc for the Years Ended March 31, 2006 and 2005 and from Inception (January 30, 2004) to March 31, 2004, the Consolidated Statements of Cash Flows of EU Energy Plc for the Years Ended March 31, 2006 and 2005 and from inception (January 30, 2004) to March 31, 2004, which report appears in this amended current report on Form 8-K/A of Composite Technology Corporation.

/s/ Chancery (UK) LLP Chancery (UK) LLP Milton Keyes England July 18, 2008